Exhibit 10.2

ELECTROMED, INC.

 2023 EQUITY INCENTIVE PLAN

Restricted Stock Agreement

 (Employees)

Electromed, Inc., a Minnesota corporation (the “Company”), pursuant to its 2023 Equity Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an award of Restricted Stock, whose vesting is subject the satisfaction of service-based conditions. The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term used but not defined in this Agreement will be defined as provided in the Plan, as it currently exists or as it may be amended.

Name of Participant: **[_______________________]
No. of Shares of Restricted Stock Granted: **[_______]	Grant Date: __________, 20__
Vesting Schedule:
Vesting Date	Portion of Restricted Stock to Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award.

PARTICIPANT:	ELECTROMED, INC.

By:	By:
Name:	Name:
Title:

ELECTROMED, INC.
2023 EQUITY INCENTIVE PLAN
Restricted Stock Agreement

Terms and Conditions

1.	Grant of Restricted Stock. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement. Unless and until this Restricted Stock vests as provided in Section 4 below, it is subject to the restrictions specified in Section 3 of this Agreement.

2.	Delivery of Restricted Stock. As soon as practicable after the Grant Date, the Company will cause its transfer agent to either maintain a book entry account in your name reflecting the issuance of Restricted Stock, or issue one or more stock certificates in your name evidencing the Shares. Any such stock certificate will be deposited with the Company or its designee, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry that reflects the issuance of such Restricted Stock will be subject to stop transfer instructions as provided in Sections 8(b) and 8(c) of this Agreement. Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of any instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Stock if such Restricted Stock is forfeited in whole or in part.

3.	Applicable Restrictions.

(a)	Beginning on the Grant Date, you shall have all rights and privileges of a shareholder of the Company with respect to Restricted Stock except as follows:

(i)	Dividends and other distributions declared and paid with respect to Restricted Stock before it vests shall be subject to Section 3(c) of this Agreement.

(ii)	None of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before it has become vested other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or, if and to the extent permitted under the Plan, pursuant to a beneficiary designation submitted to the Company.

(iii)	All or a portion of the Restricted Stock Award may be forfeited under the circumstances specified in Section 6 of this Agreement.

(b)	Any attempt to transfer or dispose of any Restricted Stock in a manner contrary to the transfer restrictions shall be void and of no effect.

(c)	Any dividends or distributions, including regular cash dividends, payable or distributable with respect to or in exchange for outstanding but unvested Restricted Stock, including any Shares or other property or securities distributable as the result of any equity restructuring, shall be delivered to, retained and held by the Company subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Stock is subject. At the time the underlying Restricted Stock vests, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to Restricted Stock which has vested. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(c) that may be forfeited.

4.	Vesting of Restricted Stock.

(a)	Scheduled Vesting. So long as you remain in Continuous Service, a portion of this Restricted Stock Award will cease to be subject to possible forfeiture on each Vesting Date specified in the table at the beginning of this Agreement, or at such earlier time as may be specified in subsection (b) of this Section 4.

(b)	Accelerated Vesting. Notwithstanding Section 4(a), the vesting of the Restricted Stock may be accelerated under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

5.	Release of Vested Stock. Following the vesting of Restricted Stock and the corresponding lapse of the transfer restrictions as to vested Stock, and after the Company has determined that all conditions to the release of vested Stock to you, including compliance with all applicable legal requirements, have been satisfied, it shall release to you such vested Stock, as evidenced by issuance to you of a stock certificate without restrictive legend, by electronic delivery of such Stock to a brokerage account designated by you, or by an unrestricted book-entry registration of such Stock with the Company’s transfer agent.

6.	Forfeiture of Restricted Stock. Subject to Section 4(b), if your Continuous Service terminates before all of Restricted Stock has vested, or if you attempt to transfer Restricted Stock in a manner contrary to the transfer restrictions, you will immediately forfeit all unvested Restricted Stock. Any Restricted Stock that is forfeited shall be returned to the Company for cancellation.

7.	Withholding Taxes. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any federal, state, local or foreign withholding taxes that may be due as a result of the receipt or vesting of Restricted Stock, and the Company may defer the release to you of any and all unrestricted Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan. You may satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of this Restricted Stock Award and that have a Fair Market Value equal to the amount of such withholding tax obligations. Unless you notify the Company otherwise at least 30 days in advance of any Vesting Date, the Company will be entitled to assume you are satisfying your tax withholding obligations as provided in the previous sentence. You further acknowledge that the Company has directed you to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which you may reside.

8.	Restrictive Legends and Stop-Transfer Orders.

(a)	Legends. Any certificate or certificates representing the Restricted Stock will bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions set forth in this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE PARTICIPANT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)	Stop-Transfer Notices. You agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)	Refusal to Transfer. The Company will not be required (i) to transfer on its books any Shares subject to this Agreement that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares will have been so transferred.

9.	No Right to Continued Service or Future Awards. This Agreement awards Restricted Stock to you, but does not impose any obligation on the Company to make any future grants or issue any future Awards to you or otherwise continue your participation under the Plan. This Agreement will not give you a right to continued Service with the Company or any Affiliate, and the Company may terminate your Service and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

10.	Tax Consequences.

(a)	You understand that unless a proper and timely election under Section 83(b) of the Code has been made, at the time the Restricted Stock vests, you will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting of the applicable number of Shares. You shall be solely responsible for any tax obligations that may arise as a result of this Restricted Stock Award.

(b)	You understand that you may choose to file, within thirty (30) days of the Grant Date, an election with the Internal Revenue Service electing pursuant to Section 83(b) to be taxed on the Fair Market Value of the Restricted Stock on the Grant Date. You acknowledge that it is your sole responsibility to timely file such an election, and that if such an election is made, you shall promptly provide the Company a copy of such election. If you make and file such an election, you shall make such arrangements in accordance with Section 7 of this Agreement as are satisfactory to the Committee to provide for the timely payment of all applicable withholding taxes.

11.	Compliance with Applicable Legal Requirements. No vested Shares deliverable pursuant to this Agreement shall be delivered unless such delivery complies with all applicable legal requirements, including compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchange(s) on which the Company’s common stock may, at the time, be listed.

12.	Interpretation of This Agreement. All decisions and interpretations made by the Board or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and you. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

13.	Governing Plan Document. This Agreement and Restricted Stock Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan, as it may be amended from time to time, will govern.

14.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and will be construed and interpreted thereunder (without regard to its conflict-of-law principles).

15.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and any successor or assignee of the Company.

16.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and delivery of the Restricted Stock Award and any Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to this Restricted Stock Award and the administration of the Plan.

17.	Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 500 Sixth Avenue Northwest, New Prague, Minnesota 56071, and all notices or communications by the Company to you may be given to you personally or may be mailed or emailed to you at the applicable address indicated in the Company’s records as your most recent mailing or email address.

18.	Compensation Recovery Policy. This Agreement and Restricted Stock Award and any compensation associated herewith is subject to forfeiture, recovery by the Company, or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, as amended from time to time, which includes but is not limited to any compensation recovery policy adopted by the Board or the Committee including in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder (Listing Standards for Recovery of Erroneously Awarded Compensation, 87 Fed. Reg. 73076-73142), and any applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law. This Agreement will be automatically amended to comply with any such compensation recovery policy.

19.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.